UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2008

Achillion Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	001-33095	52-2113479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 George Street New Haven, CT	06511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 624-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 26, 2008, Achillion Pharmaceuticals, Inc. (“Achillion”) entered into a Loan and Security Agreement and associated promissory notes and warrants (the “2008 Credit Facility”) with General Electric Capital Corporation (“GE”) and Oxford Financial Corporation (“Oxford”). The 2008 Credit Facility amends and restates the prior agreements between Achillion, GE and Oxford and is secured by substantially all of Achillion’s tangible assets. Achillion also entered into two new promissory notes, one with GE and one with Oxford, each for $2,500,000 (the “Notes”). The Notes bear interest at a fixed rate of 9.97% per annum, and are payable in 36 consecutive monthly installments of principal and accrued interest, with the first installments due and payable on April 1, 2008. In connection with the 2008 Credit Facility, Achillion granted GE a warrant to purchase 21,367 shares and Oxford a warrant to purchase 21,368 shares of Achillion’s common stock, both at an exercise price of $4.68 per share. The warrants are exercisable at any time prior to their expiration on February 26, 2018.

The obligations of Achillion under the 2008 Credit Facility may be accelerated upon the occurrence of an event of default, which includes customary events of default, including without limitation payment defaults, defaults in the performance of covenants and obligations, the inaccuracy of representations or warranties and bankruptcy and insolvency related defaults.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Achillion Pharmaceuticals, Inc.

Date: March 3, 2008	By:	/s/ Mary Kay Fenton
Mary Kay Fenton
Chief Financial Officer